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                                                                    EXHIBIT 12.1
                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)


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
                                                          First Three                For the Years Ended December 31,
                                                            Months     ----------------------------------------------------------
                                                             2003         2002        2001         2000        1999        1998
                                                          ----------   ----------  ----------   ---------   ---------   ---------
Earnings
Income/(loss) before income taxes, minority interest and  $     (19)   $    (117)  $    (169)   $    439    $  1,172    $  1,116
     change in accounting
Earnings of non-consolidated affiliates                         (15)         (44)        (24)        (56)        (47)        (26)
Cash dividends received from non-consolidated affiliates          5           16          12          17          24          17
Fixed charges                                                    31          139         174         215         173         103
Capitalized interest, net of amortization                         1            1          (2)         (3)         (1)          1
                                                          ----------   ----------  ----------   ---------   ---------   ---------
     Earnings                                             $       3    $      (5)  $      (9)   $    612    $  1,321    $  1,211
                                                          ==========   ==========  ==========   =========   =========   =========

Fixed Charges
Interest and related charges on debt                      $      24    $     109   $     139    $    176    $    149    $     86
Portion of rental expense deemed to be interest                   7           30          35          39          24          17
                                                          ----------   ----------  ----------   ---------   ---------   ---------
     Fixed charges                                        $      31    $     139   $     174    $    215    $    173    $    103
                                                          ==========   ==========  ==========   =========   =========   =========

Ratios
Ratio of earnings to fixed charges*                             N/A          N/A         N/A         2.8         7.6        11.8
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* For the quarter ended March 31, 2003 and the year ended December 31, 2002 and
2001 fixed charges exceeded earnings by $28 million, $144 million and $183 million, respectively, resulting in a ratio of less than one.